Exhibit (l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

July 14, 2014

BlackRock Preferred Partners LLC

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock Preferred Partners LLC — Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Preferred Partners LLC, a limited liability company (the “Fund”) created under the Delaware Limited Liability Company Act, in connection with the issuance and sale by the Fund of up to $175,000,000 in units of limited liability company interests in the Fund (the “Units”).

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the notification of registration on Form N-8A (File No. 811-22550) of the Fund filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on April 20, 2011;

(ii) the Registration Statement on Form N-2 (File Nos. 333-196277 and 811-22550) of the Fund relating to the Units filed with the Commission on May 27, 2014 under the Securities Act and the 1940 Act, allowing for delayed or continuous offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act, and as proposed to be amended by Pre-Effective Amendment No. 1 on or about the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii) the Distribution Agreement dated August 22, 2011 (the “Distribution Agreement”) between the Fund and BlackRock Investments, LLC, filed as an exhibit to Pre-Effective Amendment No. 2 to the Fund’s Registration Statement on Form N-2 (File Nos. 333-

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July 14, 2014

173601 and 811-22550) filed with the Commission on August 12, 2011, and certified by the Secretary of the Fund;

(iv) the Dealer Agreement between BlackRock Investments, LLC and Morgan Stanley Smith Barney LLC, dated August 26, 2011, and filed as an exhibit to the Registration Statement;

(v) the Selling Agreement among BlackRock Investments, LLC, the Fund and Ameriprise Financial Services, Inc., dated July 22, 2013, as amended on July 29, 2013, and filed as an exhibit to the Registration Statement;

(vi) a copy of the Fund’s Certificate of Formation, certified by the Secretary of State of the State of Delaware as of July 7, 2014, and certified by the Secretary of the Fund;

(vii) a copy of the Fund’s Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), dated June 6, 2012, certified by the Secretary of the Fund;

(viii) a copy of the Fund’s By-Laws, as amended and currently in effect, certified by the Secretary of the Fund;

(ix) certain resolutions adopted by the Board of Directors of the Fund, adopted on May 13, 2011, relating to the creation, issuance and sale of the Units and related matters, certified by the Secretary of the Fund;

(x) certain resolutions adopted by the Board of Directors of the Fund, adopted on June 6, 2014, relating to the continuance of the Distribution Agreement in accordance with its terms, certified by the Secretary of the Fund.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite

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July 14, 2014

action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

We do not express any opinion as to any laws other than the Delaware Limited Liability Company Act. The Units may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Fund has duly accepted investors’ subscriptions for Units as contemplated by the Distribution Agreement; and (iii) the investors’ accounts have been duly credited and the Units represented thereby have been fully paid for, as contemplated by the Distribution Agreement, the issuance and sale of the Units will have been duly authorized, and the Units will be validly issued and fully paid, and under the Delaware Limited Liability Company Act, the investors purchasing the Units will have no obligation to make further payments for the purchase of the Units or contributions to the Fund solely by reason of their ownership of the Units (except as provided in the last sentence of Section 3.1(h) of the LLC Agreement, and except for their obligation to repay any funds wrongfully distributed to them).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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